Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara L. Mahoney
440-329-6393

MICHAEL MERRIMAN JOINS BOARD OF DIRECTORS OF INVACARE CORPORATION
Elyria, Ohio - (May 15, 2014) - Invacare Corporation (NYSE: IVC) today announced that Michael J. Merriman, who was nominated by its Board of Directors for election at Invacare’s annual meeting, has been elected to its Board of Directors by the Company’s shareholders. Merriman’s prior experiences as a public company chief executive officer and chief financial officer will bring an important combination of knowledge to the Invacare Board relating to executive management, strategy, corporate governance, product development and corporate finance. Merriman will replace William M. Weber, who retired from the Board upon reaching the age limitations set forth in the Company’s corporate governance guidelines.
“We are pleased to welcome Mike to the Invacare Board of Directors,” said A. Malachi Mixon, III, Chairman of Invacare Corporation. “Mike is an accomplished corporate professional, and he will lend a great deal of insight to the Board, as the Company works through a critical period in its history. In addition, Mike’s strong financial background will be an important fit for our audit committee, as Bill Weber steps down from the committee due to his retirement. I am grateful to Bill for his 26 years of valuable service to the Invacare board.”
Merriman served as chief executive officer of Royal Appliance/Dirt Devil Inc., a $430 million public company, from August 1995 to April 2004. He led a turnaround of the company through accelerated new product development, global sourcing and an aggressive marketing strategy.
Since leaving Royal Appliance/Dirt Devil Inc., Merriman joined American Greetings, a $2 billion consumer products company which specializes in greeting cards and other online social expressions, as the chief financial officer in September 2005. He joined the board of American Greetings in 2006 and served until the company went private in August 2013. He rejoined the board of the private company in January 2014. From November 2006 until November 2007, Merriman served as the president and chief executive officer of The Lamson & Sessions Co., a $560 million manufacturer of plastic conduit, fittings, switch and outlet boxes sold primarily to Home Depot, Lowes and electrical distributors, until the successful sale of the company to Thomas & Betts Corporation.
Merriman is currently an operating advisor for Resilience Capital Partners LLC, a private equity firm focused on principal investing in lower middle market underperforming and turnaround situations.
Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 5,400 associates and markets its products in 80 countries around the world. For more information about the company and its products, visit Invacare’s website at www.invacare.com.

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